Exhibit 15(iv) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K
                                 Amendment No. 1

                                       to

                               TOWER MUTUAL FUNDS

                     Schedule A to Rule 12b-1 Agreement with
                       Federated Securities Corp. ("FSC")


Portfolios

      Tower Mutual Funds (the "Trust") consists of the following portfolios (the "Funds") effective as of the dates set forth below:

              Name                                                   Date

   Tower Capital Appreciation Fund ("TCAF")
      Class A Shares1                                         October 14, 1988
      Class B Shares                                          November 28, 1996
      Tower Cash Reserve Fund ("TCRF")                        October 14, 1988
   Tower Louisiana Municipal Income Fund ("TLMIF")            October 14, 1988
   Tower U.S. Government Income Fund ("TUSGIF")               October 14, 1988
   Tower Total Return Bond Fund ("TTRBF")                   September 15, 1992
   Tower U.S. Treasury Money Market Fund ("TUSTMMF")             June 01, 1993

Administrative Fees

      1. During the term of this Agreement, FSC will pay Administrator a quarterly fee in respect of each Fund. With respect to TCAF Class A Shares, TCRF, TLMIF, TUSGIF, TTRBF, and TUSTMMF, this fee will be computed at the annual rate of .25 of 1% and, with respect to TCAF Class B Shares, at an annual rate of
 .75 of 1% of the average net asset value of Shares held during the quarter in accounts for which the Administrator provides services under this Agreement, so long as the average net asset value of Shares in each Fund during the quarter equals or exceeds such minimum amount as FSC shall from time to time determine and communicate in writing to the Administrator.

      2. For the quarterly period in which the Administrative Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.